T. Rowe Price Science & Technology Fund, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Science & Technology Fund, Inc. of our report dated February 18, 2026, relating to the financial statements and financial highlights, which appears in T. Rowe Price Science & Technology Fund’s Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
February 25, 2026